As filed with the Securities and Exchange Commission on May 21, 2020

Registration No. 333-214681

Registration No. 333-222062

Registration No. 333-229974

Registration No. 333-235370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-214681

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-222062

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229974

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-235370

Under the Securities Act of 1933

QURATE RETAIL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	12300 Liberty Boulevard	84-1288730
(State or Other Jurisdiction of Incorporation or Organization)	Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended

Qurate Retail, Inc. 2020 Omnibus Incentive Plan

(Full title of plans)

Renee L. Wilm, Esq. Qurate Retail, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5300 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Samantha H. Crispin, Esq. Beverly B. Reyes, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Series A Common Stock, $0.01 Par Value per share	33,139,699	N/A	N/A	N/A
Series B Common Stock, $0.01 Par Value per share	917,819	N/A	N/A	N/A

(1)

As described in the “Explanatory Note” below, this Post-Effective Amendment is being filed to provide that up to 33,139,699 shares of Series A Common Stock, $0.01 par value per share (“QRTEA”), and 917,819 shares of Series B Common Stock, $0.01 par value per share (“QRTEB”), originally registered upon the filing of the Registration Statements (as defined below), for QRTEA and QRTEB issuable under the Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended (the “2016 Plan”), may be issued under the Qurate Retail, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan,” and together with the 2016 Plan, the “Plans”) once they are no longer issuable pursuant to the 2016 Plan.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment also covers, in addition to the number of shares stated above, an indeterminate number of additional shares which may be issued pursuant to the Plans after the operation of any anti-dilution and other provisions under such Plans.

(3)

The filing fee for the registration of the QRTEA and QRTEB reserved for issuance under the 2016 Plan was paid in full upon the filing of the Registration Statements. Pursuant to Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretative position of the Division of Corporation Finance of the U.S. Securities and Exchange Commission, no filing fee is required for this Post-Effective Amendment.

EXPLANATORY NOTE

On November 17, 2016, Qurate Retail, Inc. (formerly named Liberty Interactive Corporation, the “Registrant) filed a registration statement on Form S-8 (File No. 333-214681) with the Securities and Exchange Commission (the “Commission”) to register, among other securities, 10,000,000 shares of Series A QVC Group common stock, $0.01 par value per share (“Series A QVC Group common stock”), and 1,200,000 shares of Series B QVC Group Common Stock, $0.01 par value per share (“Series B QVC Group common stock”), to be issued under the Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended (formerly named the Liberty Interactive Corporation 2016 Omnibus Incentive Plan, the “2016 Plan”).  On December 14, 2017, the Registrant filed a registration statement on Form S-8 (File No. 333-222062) with the Commission to register, among other securities, 10,000,000 shares of Series A QVC Group common stock to be issued under the 2016 Plan.  On May 23, 2018, the Registrant filed its restated certificate of incorporation, which (i) eliminated the tracking stock capitalization structure of the Registrant and (ii) reclassified each outstanding share of its Series A and Series B QVC Group common stock into one share of its Series A and Series B common stock, respectively (“QRTEA” and “QRTEB”).

On February 28, 2019, the Registrant filed a registration statement on Form S-8 (File No. 333-229974) with the Commission to register 12,000,000 shares of QRTEA and 100,000 shares of QRTEB to be issued under the 2016 Plan.  On December 5, 2019, the Registrant filed a registration statement on Form S-8 (File No. 333-235370) (such registration statement together with the above referenced registration statements on Form S-8 with File Nos. 333-214681, 333-222062 and 333-229974, the “Registration Statements”) with the Commission to register 3,683,409 shares of QRTEA to be issued under the 2016 Plan.

On May 21, 2020 (the “Approval Date”), the Registrant’s stockholders approved the Qurate Retail, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”), and, in connection therewith, no future awards will be granted under the 2016 Plan and any shares remaining, or that again would otherwise become available for awards under the 2016 Plan as of the Approval Date as a result of awards that are forfeited, terminated, canceled or rescinded, settled in cash in lieu of shares, or exchanged for awards that do not involve shares of QRTEA or QRTEB, or expire unexercised on or after the Approval Date will be available for issuance under the 2020 Plan (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment to the Registration Statements pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Registration Statements to also cover the registration of up to 33,139,699 QRTEA Rollover Shares and 917,819 QRTEB Rollover Shares under the 2020 Plan (to the extent such shares are, or become no longer issuable under the 2016 Plan and instead are, or become, issuable under the 2020 Plan). No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post-Effective Amendment will not cause the Registration Statements to cover the registration of any additional QRTEA or QRTEB shares that may be offered under the 2020 Plan that were not previously issuable under the 2016 Plan.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished, including under certain items of Current Report on Form 8-K) are incorporated herein by reference.

(i)            Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, including the description of QRTEA and QRTEB shares contained in Exhibit 4.3 thereto, and any amendment or report filed for the purpose of updating such description; and

(ii)           Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 8, 2020.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished, including under certain items of Current Report on Form 8-K) subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to the Registration Statements, which post-effective amendment indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statements and made a part thereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by the Registration Statements is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in the Registration Statements or be a part thereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Post-Effective Amendment, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed amendment to the Registration Statements or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b) Prepayment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Specimen Certificate for shares of Series A common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 5 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33982) filed on May 24, 2018 (the “Form 8-A/A”)).

4.2	Specimen Certificate for shares of Series B common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the Form 8-A/A).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Baker Botts L.L.P (included in Exhibit 5.1).*

24.1	Substitute Power of Attorney with respect to the Registration Statement on Form S-8 (File No. 333-214681).*

99.1	Qurate Retail, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-33982) filed on July 8, 2016).

99.2

Amendment, dated March 13, 2018, of certain Liberty Interactive Corporation incentive plans (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (File No. 001-33982) filed on May 10, 2018).

99.3	Qurate Retail, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-33982) filed on April 14, 2020).

*Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 21st day of May, 2020.

QURATE RETAIL, INC.

By:	/s/ Katherine C. Jewell
Name:	Katherine C. Jewell
Title:	Assistant Vice President and Secretary

Pursuant to  the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board and Director	May 21, 2020
Gregory B. Maffei

*	Director, Chief Executive Officer and President (Principal Executive Officer)	May 21, 2020
Michael A. George

/s/ Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 21, 2020
Brian J. Wendling

Name	Title	Date

*	Director	May 21, 2020
Richard N. Barton

*	Director	May 21, 2020
Fiona P. Dias

*	Director	May 21, 2020
M. Ian G. Gilchrist

*	Director	May 21, 2020
Evan D. Malone

*	Director	May 21, 2020
John C. Malone

*	Director	May 21, 2020
David E. Rapley

*	Director	May 21, 2020
Larry E. Romrell

Name		Title	Date

*		Director	May 21, 2020
Mark C. Vadon

*		Director	May 21, 2020
Andrea L. Wong

*By:	/s/ Katherine C. Jewell		May 21, 2020
Katherine C. Jewell Attorney-in-fact

Signatures by power of attorney are with respect to those registration statements for which a power of attorney was previously granted.